Exhibit 5.1

1314 Main Street, Suite 102 Louisville, CO 80027 Phone: 617-243-0060 Fax: 617-243-0066

November 15, 2018

Sonoma Pharmaceuticals, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

Re: Registration Statement on Form S-1 (File No. 333-227806)

Ladies and Gentlemen:

I have acted as counsel for Sonoma Pharmaceuticals, a Delaware corporation (the “Company”), in connection with the above-captioned registration statement on Form S-1 (the “Registration Statement”), as amended from time to time, relating to the registration under the Securities Act of 1933 (the “Act”) of:

(i)	up to an aggregate of approximately 7,300,000 shares (the “Offering Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

(ii)	up to an aggregate of 73 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”);

(iii)	warrants to purchase up to an aggregate of 3,650,000 shares of Common Stock (the “Offering Warrants”);

(iv)	up to an aggregate of 7,300,000 shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”);

(v)	up to an aggregate of 3,650,000 shares of Common Stock issuable upon exercise of the Offering Warrants (the “Warrant Shares”);

(vi)	up to an aggregate of 365,000 unit purchase options issuable to the Dawson James Securities, Inc. (the “Representative”) (the “Unit Purchase Options”);

(vii)	up to an aggregate of 365,000 shares of Common Stock issuable upon exercise of the Unit Purchase Options (the “Unit Purchase Option Warrant Shares”);

(viii)	warrants to purchase up to an aggregate of 182,500 shares of Common Stock issuable to the Representative pursuant to the exercise of the Representative’s Unit Purchase Option (the “Unit Purchase Option Warrants”); and

(viii)	up to an aggregate of 182,500 shares of Common Stock issuable upon exercise of the Representative’s Unit Purchase Option Warrants (the “Unit Purchase Option Warrant Shares” and together with the Offering Shares, the Preferred Stock, the Offering Warrants, the Conversion Shares, the Warrant Shares, the Unit Purchase Options, the Unit Purchase Option Shares, the Unit Purchase Option Warrants, and the Unit Purchase Option Warrant Shares, the “Securities”).

1314 Main Street, Suite 102 Louisville, CO 80027 • Phone: 617-243-0060 • Fax: 617-243-0066

The Securities are to be sold by the Company pursuant to a placement agency agreement (the “Placement Agency Agreement”) entered into by and between the Company and the Representative, the form of which has been filed as Exhibit 10.40 to the Registration Statement.

In connection with this opinion, I have examined the Company’s Restated Certificate of Incorporation, the Amended and Restated Bylaws, as amended, both as currently in effect, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, as well as the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

(1)	The Offering Shares, Preferred Stock, Offering Warrants, Conversion Shares, Unit Purchase Options, Unit Purchase Option Shares and the Unit Purchase Option Warrants to be offered and sold have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable;

(2)	The Warrant Shares and the Unit Purchase Option Warrant Shares have been duly authorized and, upon execution, issuance and delivery thereof and payment therefor as described in the Registration Statement and the Placement Agency Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability;

(3)	The Offering Warrants and the Representative’s Unit Purchase Option Warrants have been duly authorized and, upon execution, issuance and delivery thereof and payment therefor as described in the Registration Statement and the Placement Agency Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

(4)	The Representative’s Unit Purchase Option Warrant Shares, when issued and sold by the Company in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under “Legal Matters” in the related Prospectus.

My opinion is limited to the Delaware General Corporation Law and the New York Business Corporation Law (including the statutory provisions and reported judicial decisions interpreting those laws) and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Regards,

/s/ Amy M. Trombly, Esq.
Trombly Business Law, PC

cc:      Mr. Jim Schutz, Chief Executive Officer